Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

June 14, 2018

Board of Directors

Westwater Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

Ladies and Gentlemen:

We are acting as counsel to Westwater Resources, Inc., a Delaware corporation (the “Company”), in connection with the registered direct offering of (i) up to 3,717,773 shares (the “Shares”) of the common stock, par value $0.001 per share (“Common Stock”), (ii) warrants to purchase an aggregate of up to 4,968,518 shares of Common Stock (the “Warrants”) and (iii) up to 4,968,518 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), in each case pursuant to the Company’s effective registration statement on Form S-3 (No. 333-216243) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of the Securities as set forth in a prospectus supplement dated June 13, 2018 (the “Prospectus Supplement”) and the accompanying prospectus dated March 9, 2017.  All of the Securities are to be sold by the Company pursuant to the Securities Purchase Agreement, dated June 13, 2018, between Aspire Capital Fund, LLC and the Company (the “Purchase Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)  Following (i) issuance and delivery of the Shares pursuant to the terms of the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and non-assessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Shanghai FTZ   Zagreb.  Business Service Centers:  Johannesburg   Louisville.  Legal Service Center: Birmingham.  For more information see www.hoganlovells.com

Board of Directors Westwater Resources, Inc.	- 2 -	June 14, 2018

(b) Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

(c) Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and (iii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and non-assessable.

The opinions expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 14, 2018 and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP